Exhibit 21.1

Subsidiaries of the Registrant

RPT Heritage Parkway, LLC	Delaware
RPT Wallingford Plaza, LLC	Delaware
RREEF Property Operating Partnership, LP	Delaware
RREEF Property OP Holder, LLC	Delaware